Exhibit 99.1

NEWS RELEASE

RAMBUS APPOINTS DR. SUNLIN CHOU TO ITS BOARD OF DIRECTORS

LOS ALTOS, Calif. – March 28, 2006 – Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies specializing in high-speed chip interfaces, today announced that Dr. Sunlin Chou has been appointed to its board of directors. Dr. Chou will also be nominated for election for a two-year term at the annual meeting of stockholders to be held in May 2006.

“Dr. Chou is an exceptional technologist and executive and we are proud to have him join the Rambus board,” said Geoff Tate, chairman of the Rambus board of directors. “Dr. Chou’s experience in design and process development complements the Rambus goal of continuing to advance overall system performance to deliver value to industry-leading customers.”

Dr. Chou worked for thirty-four years at Intel before retiring in 2005 as a Senior Vice President and General Manager of the Technology and Manufacturing Group. Dr. Chou joined Intel in 1971, less than three years after the company was founded and just after completing his Ph.D. at Stanford University.

Dr. Chou was part of Intel’s early core staff of development engineers. He designed Intel’s first charge-coupled device (CCD) serial memory and went on to oversee development of several generations of dynamic random-access memory (DRAM) chips. He also led development of industry leading wafer fabrication processes for Intel’s logic and memory products, and reduced the development cycle down from three years to two. His successes helped inspire and validate Moore’s law. Dr. Chou has also applied his talent for innovation to other areas of production including packaging and testing.

Starting in the late 1990s Dr. Chou led the Extreme Ultraviolet (EUV LLC) consortium to perform research and development aimed at a scalable lithographic chip making technology. In November of 2002 Dr. Chou was recognized by Scientific American magazine as one of the “Scientific American 50” for leading the development of new materials that made possible the 130 nanometer standard used in the current generation of processor chips.

Dr. Chou holds a B.S., M.S. and E.E. in Electrical Engineering from the Massachusetts Institute of Technology and received a Ph.D. in Electrical Engineering from Stanford University.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan and Taiwan. Additional information is available at www.rambus.com.

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Press Contact:

Linda Ashmore

Rambus Inc.

(650) 947-5411

lashmore@rambus.com